EXHIBIT 5.1

OPINION OF COUNSEL

October 25, 2002

Board of Directors
Great Lakes Chemical Corporation
500 East 96th Street, Suite 500
Indianapolis, IN 46240

Gentlemen:

        We have acted as counsel to Great Lakes Chemical Corporation, a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended ( the "Securities Act"), 2,500,000 shares of the Company's authorized but unissued Common Stock, one dollar par value per share, (the "Shares") issuable upon exercise of stock options and the award of incentives that may be granted under the Great Lakes Chemical Corporation 2002 Stock Option and Incentive Plan (the "Plan").

         In connection therewith, we have investigated those questions of law we deem necessary or appropriate for the purpose of this opinion. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates, or other papers that we deem necessary to examine for the purpose of this opinion, including:

1.	Resolutions relating to the adoption of the Plan adopted by the Company's Board of Directors on February 12, 2002 (the "Resolutions"); and
2.	The Registration Statement.

We have also relied, without investigation as to the accuracy thereof, on oral and written communications from public officials and officers of the Company.

         For the purpose of this opinion, we have assumed (i) the genuineness of all signatures of all parties other than the Company; (ii) the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (iii) that the Resolutions will not be amended, altered, or superceded prior to the issuance of the Shares; and (iv) that no changes will occur in the applicable law or the pertinent facts prior to the issuance of the Shares.

         Based upon the foregoing, and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are validly authorized and, when the Shares have been delivered against payment therefor as contemplated by the Plan, the Shares will be validly issued, fully paid, and non-assessable.

Board of Directors
Great Lakes Chemical Corporation
October 25, 2002

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the commission relating thereto.

Very truly yours, /s/ Ice Miller ICE MILLER

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